                                                                   EXHIBIT 99.4

                      FEDERAL DEPOSIT INSURANCE CORPORATION
                             WASHINGTON, D.C. 20429


                                    FORM F-4


                    QUARTERLY REPORT UNDER SECTION 13 OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                   For the fiscal quarter ended June 30, 1997
                     F.D.I.C. Insurance Certificate No.23290

                              MEDFORD SAVINGS BANK
                (Exact name of bank as specified in its charter)

                                  MASSACHUSETTS
         (State or other jurisdiction of incorporation or organization)

                                   04-1609330
                      (IRS Employer Identification Number)


                     29 HIGH STREET, MEDFORD, MASSACHUSETTS
                     (Address of principal executive office)

                                      02155
                                   (Zip Code)

                                 (617) 395-7700
                 (Bank's telephone number, including area code)

                                       N/A
         (Former name, former address and former fiscal year if changed since last report)

            Indicate by check mark whether the bank (1) has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.


                          YES    X                 NO

            The number of shares outstanding of the Bank's common stock as of August 12, 1997 - 4,541,148

                                TABLE OF CONTENTS






ITEM 1  -  FINANCIAL STATEMENTS                                                                           PAGE
                      Consolidated Balance Sheets............................................................1

                      Consolidated Statements of Income .................................................. 2-5

                      Consolidated Statements of Changes in Stockholders' Equity ........................... 6

                      Consolidated Statements of Cash Flows................................................7-8

                      Notes to Consolidated Financial Statements.............................................9




ITEM 2  -  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
           CONDITION AND RESULTS OF OPERATIONS

                      General Financial Condition........................................................10-18

                      Results of Operations..............................................................19-23

                      Liquidity and Capital Resources....................................................24-25

                      Asset and Liability Management........................................................26

                      Impact of Inflation...................................................................26

                      Other Events..........................................................................27

                      Signatures............................................................................28

                              MEDFORD SAVINGS BANK
                           CONSOLIDATED BALANCE SHEETS

                                                                                 June 30,              Dec. 31,
                                                                                   1997                 1996
                                                                                   ----                 ----

                                                                                        (In thousands)
ASSETS
  Cash and due from banks                                                      $    14,688         $    11,900
  Short-term investments                                                             4,693               4,529
                                                                               -----------         -----------

    Cash and cash equivalents                                                       19,381              16,429
                                                                               -----------         -----------

  Investment securities                                                            451,731             424,966

  Loans                                                                            572,304             568,086
    Less allowance for loan losses                                                  (6,968)             (7,231)
                                                                               -----------         -----------
      Loans, net                                                                   565,336             560,855
                                                                               -----------         -----------

  Foreclosed real estate, net                                                           79                 276
  Banking premises and equipment, net                                               10,734              10,896
  Accrued interest receivable                                                        9,001               9,291
  Other assets                                                                      16,295              16,385
                                                                               -----------         -----------

TOTAL ASSETS                                                                   $ 1,072,557         $ 1,039,098
                                                                               ===========         ===========


LIABILITIES AND STOCKHOLDERS' EQUITY
  Deposits                                                                     $   824,611         $   792,141
  Short-term borrowings                                                             48,842              80,817
  Long-term debt                                                                    97,439              67,647
  Accrued taxes and expenses                                                         3,449               3,701
  Other liabilities                                                                  1,758               2,271
                                                                               -----------         -----------

    Total liabilities                                                              976,099             946,577
                                                                               -----------         -----------

Stockholders' equity:
  Serial preferred stock, $.50 par value, 5,000,000 shares authorized;
    none issued;                                                                        --                  --
  Common stock, 15,000,000 shares authorized;
    $.50 par value, 4,541,148 and 4,534,648 shares issued, respectively              2,271               2,267
  Additional paid-in capital                                                        28,924              28,848
  Retained earnings                                                                 65,923              61,634
                                                                               -----------         -----------
                                                                                    97,118              92,749

  Net unrealized loss on securities available for sale,
   after tax effects                                                                  (660)               (228)
                                                                               -----------         -----------

    Total stockholders' equity                                                      96,458              92,521
                                                                               -----------         -----------


TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                     $ 1,072,557         $ 1,039,098
                                                                               ===========         ===========

See accompanying notes to consolidated financial statements.

                              MEDFORD SAVINGS BANK
                        CONSOLIDATED STATEMENTS OF INCOME



                                                              Three Months Ended
                                                                   June 30,
                                                              1997            1996
                                                              ----            ----
                                                            (Dollars in thousands,
                                                           except per share amounts)
Interest and dividend income:
  Interest and fees on loans                                $11,512        $10,696
  Interest on debt securities                                 6,850          6,010
  Dividend income                                               165            146
  Interest on short-term investments                             59            140
                                                            -------        -------

     Total interest and dividend income                      18,586         16,992
                                                            -------        -------

Interest expense:
  Interest on deposits                                        7,744          7,624
  Interest on short-term borrowings                             903            553
  Interest on long-term debt                                  1,486            802
                                                            -------        -------

     Total interest expense                                  10,133          8,979
                                                            -------        -------

Net interest income                                           8,453          8,013
Provision for loan losses                                        50             90
                                                            -------        -------

Net interest income, after provision for loan losses          8,403          7,923
                                                            -------        -------

Other income:
  Customer service fees                                         487            559
  Gain on sales of securities, net                              408             12
  Gain on sales of loans, net                                   306             --
  Miscellaneous                                                  87            188
                                                            -------        -------

     Total other income                                       1,288            759
                                                            -------        -------

Operating expenses:
  Salaries and employee benefits                              2,529          2,430
  Occupancy and equipment                                       549            475
  Data Processing                                               369            436
  Professional fees                                             153            138
  Amortization of intangibles                                   302            312
  Advertising and marketing                                     158            172
  Other general and administrative                              507            551
                                                            -------        -------

     Total operating expenses                                 4,567          4,514
                                                            -------        -------

Income before income taxes                                    5,124          4,168
Provision for income taxes                                    2,032          1,632
                                                            -------        -------

     Net income                                             $ 3,092        $ 2,536
                                                            =======        =======

See accompanying notes to consolidated financial statements.

                                   (CONTINUED)

                              MEDFORD SAVINGS BANK
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (concluded)




                                                      Three Months Ended
                                                           June 30,
                                                   1997                1996
                                                   ----                ----
                                                     (Dollars in thousands,
                                                    except per share amounts)
Earnings per share:
  Primary                                          $0.65                $0.54
  Fully Diluted                                    $0.65                $0.54

Cash dividends declared  per share                 $0.18                $0.17

Weighted average shares outstanding
  Primary                                      4,752,688            4,716,570
  Fully Diluted                                4,764,222            4,727,419

See accompanying notes to consolidated financial statements.

                              MEDFORD SAVINGS BANK
                        CONSOLIDATED STATEMENTS OF INCOME



                                                              Six Months Ended
                                                                   June 30,
                                                              1997           1996
                                                              ----           ----
                                                            (Dollars in thousands,
                                                           except per share amounts)
Interest and dividend income:
  Interest and fees on loans                                $22,801        $21,519
  Interest on debt securities                                13,528         11,652
  Dividend income                                               320            308
  Interest on short-term investments                            106            329
                                                            -------        -------

     Total interest and dividend income                      36,755         33.808
                                                            -------        -------

Interest expense:
  Interest on deposits                                       15,182         15,236
  Interest on short-term borrowings                           1,966          1,165
  Interest on long-term debt                                  2,732          1,372
                                                            -------        -------

     Total interest expense                                  19,880         17,773
                                                            -------        -------

Net interest income                                          16,875         16,035
Provision for loan losses                                       125            150
                                                            -------        -------

Net interest income, after provision for loan losses         16,750         15,885
                                                            -------        -------

Other income:
  Customer service fees                                         987          1,107
  Gain on sales of securities, net                              673            195
  Gain on sales of loans, net                                   306             --
  Miscellaneous                                                 323            351
                                                            -------        -------

     Total other income                                       2,289          1,653
                                                            -------        -------

Operating expenses:
  Salaries and employee benefits                              5,094          4,836
  Occupancy and equipment                                     1,155            984
  Data Processing                                               699            795
  Professional fees                                             263            274
  Amortization of intangibles                                   606            632
  Advertising and marketing                                     301            330
  Other general and administrative                            1,073          1,080
                                                            -------        -------

     Total operating expenses                                 9,191          8,931
                                                            -------        -------

Income before income taxes                                    9,848          8,607
Provision for income taxes                                    3,925          3,374
                                                            -------        -------

     Net income                                             $ 5,923        $ 5,233
                                                            =======        =======

See accompanying notes to consolidated financial statements.

                                   (CONTINUED)

                              MEDFORD SAVINGS BANK
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (concluded)




                                                                     Six Months Ended
                                                                          June 30,
                                                                   1997              1996
                                                                   ----              ----
                                                                  (Dollars in thousands,
                                                                 except per share amounts)
Earnings per share:
  Primary                                                          $1.25            $1.11
  Fully Diluted                                                    $1.24            $1.11

Cash dividends declared  per share                                 $0.36            $0.34

Weighted average shares outstanding
  Primary                                                      4,754,384        4,713,499
  Fully Diluted                                                4,763,757        4,722,536

See accompanying notes to consolidated financial statements.

                              MEDFORD SAVINGS BANK
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     SIX MONTHS ENDED JUNE 30, 1997 AND 1996






                                                                                              Net Unrealized
                                                                 Additional                   Gain (Loss)on
                                                    Common        Paid-in       Retained        Securities
                                                    Stock         Capital       Earnings    Available for Sale     Total
                                                    -----         -------       --------    ------------------     -----
                                                                           (In thousands)
Balance at December 31, 1996                       $2,267        $28,848        $ 61,634         $  (228)        $ 92,521
Net income                                             --             --           5,923                            5,923
Issuance of common stock under
       stock option plan and related income
       tax benefits                                     4             76              --              --               80
Cash dividends declared ($.36 per share)               --             --          (1,634)             --           (1,634)
Change in net unrealized gain (loss) on
       securities available for sale, after
       tax effects                                     --             --              --            (432)            (432)
                                                   ------        -------        --------         -------         --------

Balance at June 30, 1997                           $2,271        $28,924        $ 65,923         $  (660)        $ 96,458
                                                   ======        =======        ========         =======         ========







                                                                                            Net Unrealized
                                                             Additional                     Gain (Loss)on
                                                Common        Paid-in         Retained        Securities
                                                Stock         Capital         Earnings    Available for Sale   Total
                                                -----         -------         --------    ------------------   -----
                                                                       (In thousands)
Balance at December 31, 1995                    $2,212        $27,642        $ 54,966         $ 1,256         $ 86,076
Net income                                          --             --           5,233              --            5,233
Issuance of common stock under
       stock option plan and related
         income tax benefits                        54          1,129              --              --            1,183
Cash dividends declared ($.34 per share)            --             --          (1,540)             --           (1,540)
Change in net unrealized gain (loss)
       on securities available for sale,
       after tax effects                            --             --              --          (2,612)          (2,612)
                                                ------        -------        --------         -------         --------

Balance at June 30, 1996                        $2,266        $28,771        $ 58,659         $(1,356)        $ 88,340
                                                ======        =======        ========         =======         ========

See accompanying notes to consolidated financial statements.

                              MEDFORD SAVINGS BANK
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                       Six Months Ended
                                                                                           June 30,
                                                                                    1997              1996
                                                                                    ----              ----
                                                                                        (In thousands)
Cash flows from operating activities:                                            $   5,923         $  5,233
  Net income
    Adjustments to reconcile net income to net cash provided by operating activities:
          Provisions for loan losses                                                   125              150
          Depreciation and amortization, net                                         1,216            1,120
          Foreclosed real estate losses and provisions, net                            (22)              31
          Gain on sales of securities, net                                            (673)            (195)
          Gain on sales of loans, net                                                 (306)              --
          Loss on sale of fixed assets                                                  53                9
          Decrease (increase) in accrued interest receivable
            and other assets                                                           159             (109)
          Decrease in accrued taxes and expenses
            and other liabilities                                                     (179)            (986)
                                                                                 ---------         --------

          Net cash provided by operating activities                                  6,296            5,253
                                                                                 ---------         --------

Cash flows from investing activities:
  Maturities of investment securities available for sale                            33,685           14,450
  Purchases of investment securities available for sale                           (111,837)         (79,076)
  Sales of investment securities available for sale                                 18,626           33,708
  Maturities of investment securities held to maturity                              30,034           24,778
  Purchases of investment securities held to maturity
    and FHLBB stock                                                                   (250)         (34,611)
  Principal amortization of mortgage-backed investments                              2,901            2,604
  Proceeds from sale of loans, net                                                  11,613               --
  Loans originated and purchased, net of amortization and payoffs                  (16,187)          (8,521)
  Purchases of bank premises and equipment, net                                       (407)            (165)
  Sales of, and principal payments received on,
    foreclosed real estate                                                             425              300
                                                                                 ---------         --------

          Net cash used in investing activities                                    (31,397)         (46,533)
                                                                                 ---------         --------

                                   (continued)

See accompanying notes to consolidated financial statements.

                              MEDFORD SAVINGS BANK
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (CONCLUDED)


                                                                  Six Months Ended
                                                                      June 30,
                                                                1997             1996
                                                                ----             ----
                                                                   (In thousands)
Cash Flows from financing activities:
  Net increase in deposits                                     32,470           13,317
  Net decrease in borrowings with maturities of three
    months or less                                            (31,975)          (7,162)
  Proceeds from long-term debt                                 29,792           30,000
  Issuance of common stock                                         34              659
  Cash dividends paid                                          (2,268)          (1,964)
                                                             --------         --------

          Net cash provided by financing activities            28,053           34,850
                                                             --------         --------

Net change in cash and cash equivalents                         2,952           (6,430)

Cash and cash equivalents, beginning
  of period                                                    16,429           28,770
                                                             --------         --------

Cash and cash equivalents, end of period                     $ 19,381         $ 22,340
                                                             ========         ========

See accompanying notes to consolidated financial statements.

                              MEDFORD SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     SIX MONTHS ENDED JUNE 30, 1997 AND 1996



NOTE 1.  BASIS OF PRESENTATION

          Certain amounts have been reclassified in the June 30, 1996 financial statements to conform to the 1997 presentation.

          The consolidated interim financial statements of Medford Savings Bank (the "Bank") and subsidiary presented herein are intended to be read in conjunction with the consolidated financial statements presented in its annual report for the year ended December 31, 1996.

          The consolidated financial information for the three and six months ended June 30, 1997 and 1996 is unaudited; however, in the opinion of management, the consolidated financial information reflects all adjustments (consisting solely of normal recurring accruals) necessary for a fair presentation in accordance with generally accepted accounting principles. Interim results are not necessarily indicative of results to be expected for the entire year.

NOTE 2.  STOCKHOLDERS' EQUITY AND EARNINGS PER SHARE

          Primary earnings per share computations include common stock and dilutive common stock equivalents attributable to outstanding stock options. Fully diluted earnings per share computations reflect the higher market price of the Bank's common stock at the end of the period, if applicable, and assume further dilution applicable to outstanding stock options.

NOTE 3.  COMMITMENTS

          At June 30, 1997 the Bank had outstanding commitments to originate new residential and commercial real estate mortgage loans of approximately $19.9 million, which are not reflected on the consolidated balance sheet. Unadvanced funds on equity lines were $22.8 million, unadvanced construction loan funds were $7.8 million, and unadvanced funds on commercial lines of credit were $7.6 million at June 30, 1997.

                (Remainder of this page intentionally left blank)

       ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


GENERAL

This form F-4 contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Bank's actual results could differ materially from those projected in the forward-looking statements as a result, among other factors, of changes in general national or regional economic conditions, changes in loan default and charge off rates, reductions in deposit levels necessitating increased borrowing to fund loans and investments, changes in interest rates, and changes in the assumptions used in making such forward-looking statements.

Consolidated net income was $3.1 million, or $.65 per share for the three months ended June 30, 1997, a 22% increase when compared to $2.5 million or $.54 per share for the same quarter in 1996. For the second quarter of 1997, the annualized return on assets was 1.16% and the annualized return on equity was 13.17%, compared to 1.04% and 11.66% for the comparable periods in 1996.

Consolidated net income for the first six months of 1997 was $5.9 million or $1.25 per share ($1.24 per share on a fully diluted basis) reflecting a 13% increase when compared to $5.2 million or $1.11 per share for the comparable period last year. The annualized return on assets was 1.13% and the annualized return on equity was 12.73% for the six months ended June 30, 1997, compared to 1.08% and 12.07% for the comparable periods in 1996.

The convergence of one-time, special events and continuing management of resources resulted in exceptional financial results for the quarter and year-to-date. During the second quarter of 1997, the Bank sold a former branch property resulting in a $53,000 loss and sold equity holdings in bank stocks producing net gains of $287,000. The Bank began a program to liquidate lower yielding U.S. Treasury securities, resulting in net gains of $121,000 and reinvested those proceeds into higher yielding mortgage-backed securities to improve net interest income The Bank also sold $11 million of education loans, and recorded net gains of $306,000. These special events during the quarter brought year-to-date net gains on the sale of assets to $926,000. The gains from the sale of assets in addition to increased net interest income for the quarter and year-to-date, more than offset the increase in operating expenses and income taxes.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                                   (CONTINUED)


The provision for loan losses was decreased to $50,000 for the quarter and $125,000 for the six months ended June 30, 1997, compared to $90,000 and $150,000 for the three and six months ended June 30, 1996. Other real estate owned property decreased from $276,000 at December 31, 1996 to $79,000 at June 30, 1997. Total non-performing assets were $3.9 million at June 30, 1997 or .37% of total assets, compared to $3.7 million or .36% at December 31, 1996. The allowance for loans losses at June 30, 1997 was $7.0 representing 176% of non-performing assets compared with $7.2 million representing 196% of non-performing assets at December 31, 1996.

As of June 30, 1997, loans increased $4.2 million, investments increased $26.8 million, deposits increased $32.5 million, short-term borrowings decreased $32.0 million, and long-term borrowings increased $29.8 million from December 31, 1996. The Bank had total assets of $1.1 billion, and total deposits of $824.6 million at June 30, 1997. Stockholders equity was $96.5 million representing a book value of $21.24 per share, and a capital to assets ratio of 8.99%, exceeding all regulatory requirements.

A more detailed discussion and analysis of the Bank's financial condition and results of operations follows.

             (The remainder of this page intentionally left blank.)

INVESTMENT SECURITIES
Investment securities consist of the following:

                                                             June 30,     December 31,
                                                              1997             1996
                                                              ----             ----
                                                                 (In thousands)
Securities available for sale, at fair value                $324,756        $268,379
Securities held to maturity, at amortized cost               120,729         150,591
Restricted equity securities:
     Federal Home Loan Bank stock                              5,132           4,882
     Massachusetts Savings Bank Life Insurance stock           1,114           1,114
                                                            --------        --------
                                                            $451,731        $424,966
                                                            ========        ========

The amortized cost and fair value of investment securities, excluding restricted securities, at June 30, 1997, and December 31, 1996 with gross unrealized gains and losses, follows:



                                                      June 30, 1997
                                     ---------------------------------------------------
                                                      Gross         Gross
                                     Amortized     Unrealized    Unrealized        Fair
                                       Cost          Gains         Losses          Value
                                       ----          -----         ------          -----
                                                       (In thousands)
Securities Available for Sale

Debt securities:

  State and municipal                $     52        $  1        $    --         $     53
  Mortgage - backed                    75,979           2           (330)          75,651
  U.S. Government and
    federal agency                     82,338         122           (969)          81,491
  Other                               160,891         450           (412)         160,929
                                     --------        ----        -------         --------
     Total debt securities            319,260         575         (1,711)         318,124

Marketable equity
    securities                          6,646          90           (104)           6,632
                                     --------        ----        -------         --------
     Total securities
       available for sale            $325,906        $665        $(1,815)        $324,756
                                     ========        ====        =======         ========
Securities Held to Maturity

U.S. Government
  and federal agency                 $111,982        $273        $  (210)        $112,045
Other                                   8,747          17             (1)           8,763
                                     --------        ----        -------         --------

Total securities
   held to maturity                  $120,729        $290        $  (211)        $120,808
                                     ========        ====        =======         ========

                                                        December 31, 1996
                                     -----------------------------------------------------
                                                      Gross         Gross
                                     Amortized      Unrealized    Unrealized         Fair
                                       Cost           Gains         Losses           Value
                                       ----           -----         ------           -----
                                                        (In thousands)
Securities Available for Sale

Debt securities:
  State and municipal                $     88        $    1        $    --         $     89
  Mortgage - backed                    28,101            82           (369)          27,814
  U.S. Government and
    federal agency                     83,301           280           (930)          82,651
  Other                               150,774           745           (350)         151,169
                                     --------        ------        -------         --------
     Total debt securities            262,264         1,108         (1,649)         261,723
Marketable equity securities            6,538           236           (118)           6,656
                                     --------        ------        -------         --------
     Total securities
        available for sale           $268,802        $1,344        ($1,767)        $268,379
                                     ========        ======        =======         ========

Securities Held to Maturity

U.S. Government
  and federal agency                 $141,868        $  522        $  (299)        $142,091
Other                                   8,723            32             --            8,755
                                     --------        ------        -------         --------

Total securities
  held to maturity                   $150,591        $  554        $  (299)        $150,846
                                     ========        ======        =======         ========

The amortized cost and fair value of debt securities by contractual maturity at June 30, 1997 is as follows:

                                                         June 30, 1997
                                    -------------------------------------------------------
                                      Available for Sale                Held to Maturity
                                    -----------------------         -----------------------
                                    Amortized         Fair          Amortized         Fair
                                      Cost            Value           Cost            Value
                                      ----            -----           ----            -----
                                                        (In thousands)
Within 1 year                       $ 44,615        $ 44,765        $ 62,923        $ 63,115
After 1 year through 5 years         198,666         197,708          57,806          57,693
                                    --------        --------        --------        --------
                                     243,281         242,473         120,729         120,808

Mortgage - backed securities          75,979          75,651              --              --
                                    --------        --------        --------        --------
                                    $319,260        $318,124        $120,729        $120,808
                                    ========        ========        ========        ========

The amortized cost and fair value of debt securities by contractual maturity at December 31, 1996 is as follows:

                                                       December 31, 1996
                                      -------------------------------------------------------
                                         Available for Sale              Held to Maturity
                                      -------------------------      ------------------------
                                      Amortized         Fair          Amortized         Fair
                                        Cost            Value           Cost            Value
                                        ----            -----           ----            -----
                                                         (In thousands)
Within 1 year                         $ 49,839        $ 50,084        $ 46,871        $ 47,068
After 1 year through 5 years           175,259         174,979         103,720         103,778
After 5 years through 10 years           9,065           8,846              --              --
                                      --------        --------        --------        --------

                                       234,163         233,909         150,591         150,846

Mortgage - backed securities            28,101          27,814              --              --
                                      --------        --------        --------        --------
                                      $262,264        $261,723        $150,591        $150,846
                                      ========        ========        ========        ========

Investment securities increased $26.8 million from $425.0 million at December 31, 1996 to $451.7 million at June 30, 1997. To improve the investment portfolio yield, management implemented a program of replacing U.S. Treasury securities as they matured or were sold, with mortgage-backed securities and corporate bonds. In addition to the sale of $11 million in student loans, borrowings from various sources were utilized to fund investment purchases. At June 30, 1997, the securities portfolio classified as "available for sale" reflected a $1.2 million depreciation in market value as a result of fluctuations in interest rates. In accordance with the Bank's asset-liability management strategies, investment securities are generally short-term with maturities of five years or less.

             (The remainder of this page intentionally left blank.)

LOANS

     A summary of the Bank's outstanding loan balances follows:

                                         June 30,       December 31,
                                          1997              1996
                                          ----              ----
                                              (In thousands)
 Mortgage loans on real estate:
   Residential 1-4 family              $ 390,731         $ 380,627
   Commercial                            122,058           123,158
   Construction                           16,975            18,155
   Second mortgages                        1,707             1,928
   Equity lines of credit                 21,532            21,169
                                       ---------         ---------
                                         553,003           545,037

Less: Unadvanced construction
  loan funds                              (7,819)           (9,436)
                                       ---------         ---------

                                         545,184           535,601
                                       ---------         ---------
Other loans:
   Commercial loans                       15,734            11,014
   Personal loans                          2,423             2,219
   Education and other                     7,945            18,329
                                       ---------         ---------
                                          26,102            31,562
                                       ---------         ---------

Add: Premium on loans acquired               301               354
       Net deferred fees                     717               569
                                       ---------         ---------
Total loans                              572,304           568,086

Less: Allowance for loan losses           (6,968)           (7,231)
                                       ---------         ---------
   Loans, net                          $ 565,336         $ 560,855
                                       =========         =========

Loans experienced a modest increase for the first six months of 1997, principally in residential 1-4 family and commercial loans. The 42.9% increase in commercial loans is the result of intensified marketing efforts for asset based lending opportunities. The Bank sold $11 million of education loans in the second quarter of 1997 and recorded a net gain on sale of $306,000. It is the Bank's intention to sell education loans in the repayment stage as conditions warrant. All other loan categories remained stable from December 31, 1996 as new loan originations replaced amortization and payoffs for the period. The Bank continues to experience intense competition for loans within its geographic region despite improvement in the regional economy.

NON-PERFORMING ASSETS

It is the Bank's general policy to place on non-accrual status all loans when they become 90 days contractually delinquent or the collectability of principal or interest payments becomes doubtful. Interest accrual ceases, and all previously accrued but unpaid interest is reversed when a loan is placed on non-accrual status. Non-performing assets totaled $3.9 million at June 30, 1997, compared with $3.7 million at December 31, 1996.

The principal balance of non-accrual loans was $3.9 million, or 0.36% of total assets, at June 30, 1997, compared to $3.4 million or 0.33% of total assets at December 31, 1996. Foreclosed real estate totaled $79,000 at June 30, 1997 compared to $276,000 at December 31, 1996.

In accordance with SFAS No. 114, a loan is considered impaired, when, based on current information and events, it is probable that a borrower will be unable to meet the scheduled payments of principal or interest when due according to the original terms of the contractual loan agreement. The principal balance of impaired loans was $3.6 million all of which were included in the balance of non-accrual loans at June 30, 1997. The loan loss reserve allocated to impaired loans at June 30, 1997 was $762,000.

ALLOWANCE FOR LOAN LOSSES

                                            Six Months Ended
                                        -------------------------
                                        June 30,         June 30,
                                         1997             1996
                                         ----             ----
                                            (In thousands)
Balance at the beginning
   of the period                        $ 7,231         $ 7,466
Provisions                                  125             150
Recoveries                                   41              83
Less: Charge-offs                          (429)           (329)
                                        -------         -------

Balance at the end of the period        $ 6,968         $ 7,370
                                        =======         =======

The allowance for loan losses is established through a provision for loan losses charged through the statement of income. Assessing the adequacy of the allowance for loan losses involves substantial uncertainties and is based on management's evaluation of the amount required to absorb estimated losses inherent in the loan portfolio after weighing various factors. Among the factors that management considers are the quality of specific loans, risk characteristics of the loan portfolio generally, the level of non-performing loans, current economic conditions, trends in delinquency, and charge-offs, and the value of the underlying collateral. Ultimate loan losses may vary significantly from current estimates.

The allowance for loan losses was $7.0 million at June 30, 1997, a reserve coverage of 180.1% of non-accrual loans and 1.22% of total loans. At December 31, 1996, the allowance for loan losses was $7.2 million representing a 210.3% reserve coverage of non-accrual loans and 1.27% of total loans.

Management considers the allowance for loan losses to be adequate at June 30, 1997, although there can be no assurance that the allowance is adequate or that additional provisions to the allowance for loan losses will not be necessary.


DEPOSITS

Total deposits increased $32.5 million from December 31, 1996 levels to $824.6 million at June 30, 1997. The Bank's strategy has been to maintain stable deposit rates and to grow deposit levels through selective core deposit and term deposit promotions. To retain core deposits, the Bank has been promoting the "ComboPlus" account which combines a statement savings and a demand account into one convenient account. This account has contributed to an increase in savings and demand deposits. The Bank put in place a special two-year term certificate promotion during the first six months of 1997 intended to extend deposit maturities and attract new customer accounts. As a result of this promotion, term certificates of deposit increased $30.9 million. Money market deposits increased from December 31, 1996 as the Bank continues to offer competitive rates to attract new corporate accounts.

The following table indicates the balances in various deposit accounts at the dates indicated.

                                        June 30,       December 31,
                                         1997             1996
                                         ----             ----
                                            (In thousands)
Demand accounts                        $ 42,495        $ 40,124
NOW accounts                             57,489          60,839
Savings & money market accounts         318,288         315,771
Term certificates                       406,339         375,407
                                       --------        --------
                                       $824,611        $792,141
                                       ========        ========

BORROWED FUNDS

The Bank has selectively engaged in long-term borrowings to fund loans and has entered into short-term repurchase agreements to fund investment securities purchases. Total borrowed funds decreased to $146.3 million at June 30, 1997 from $148.5 million at December 31, 1996, reflecting management's decision to utilize borrowings as a supplement to current deposit activity levels. The Bank took advantage of relatively low interest rates to shift into long-term borrowings which were employed to fund the residential loan portfolio and purchases of mortgage-backed securities.


STOCKHOLDERS' EQUITY

The Bank's capital to assets ratio was 8.99% at June 30, 1997 compared with 8.90% at December 31, 1996.

The FDIC imposes capital guidelines on the Bank. In addition to the capital ratio described above, the guidelines define core or "tier 1" capital and supplementary or "tier 2" capital and assign weights to broad categories of assets and certain off-balance sheet items. Ratios of tier 1 and tier 1 plus tier 2 capital to risk-weighted assets are then calculated. To be considered adequately capitalized, Banks must maintain a tier 1 risk-based capital ratio of 4.00% and a total risk-based capital ratio of 8.00%. At June 30, 1997, the Bank's tier 1 capital to risk-weighted assets was 14.89% and the Bank's tier 1 plus tier 2 capital, or total to risk-weighted assets was 16.03%.

Massachusetts-chartered savings banks insured by the FDIC are required to maintain a leverage capital (tier 1 capital) to assets ratio of 3.00% to 5.00% of total assets, as adjusted, depending on the individual bank's rating. At June 30, 1997, the Bank's leverage capital ratio was 8.54% as defined by the FDIC. As a result of the foregoing leverage and risk-based capital ratios, the Bank is considered "well capitalized" under the FDIC's prompt corrective action guidelines.

Book value at June 30, 1997 was $21.24 per share, compared with $20.40 per share at December 31, 1996.

                              RESULTS OF OPERATIONS


NET INTEREST INCOME

Interest and dividend income from loans and investments increased 9.4% or $1.6 million to $18.6 million for the second quarter in 1997 when compared to the same quarter in 1996. Average earning assets increased $81.0 million, or 8.6% when the prior periods are compared with $44.4 million coming from short and long-term investment securities and $36.6 million coming from loans. The yield on earning assets which increased to 7.24% for the second quarter in 1997, was the result of higher yields on investment securities and loans. The yield on investment securities increased to 6.25% from 6.18%, reflecting the purchase of additional higher yielding investment securities and reinvestment of matured and sold investment securities at higher yields. Investment securities contributed $778,000 of additional interest and dividend income when comparing the second quarter of 1997 to the second quarter in 1996. The increase in the average balance on loans; coupled with an increase in the weighted average yield on loans to 8.04% from 7.98%, contributed $816,000 of additional interest income on loans. The principal increase in interest income was from residential 1-4 family mortgage loans as loans repriced upward and new loans were originated at higher rates. Increased levels of commercial and education loans also contributed to the increase in interest income on loans.

Total interest expense for the three months ended June 30, 1997 was $10.1 million reflecting an increase of $1.1 million or 12.9% over the same period in 1996. This was principally due to an increase of $74.1 million in average interest bearing liabilities over the comparable prior year period. This increase can be attributed to the average balance in deposits increasing $9.3 million, and the average balance in borrowed funds increasing $64.8 million. The Bank experienced a downward repricing on term certificates offsetting a modest increase in the higher savings rate paid on "ComboPlus" statement savings deposits, thus maintaining the overall cost of deposits at 4.04%; level with the comparable prior year period. Overall, interest expense on deposits increased $120,000. As short-term borrowings matured, they were replaced with longer term FHLBB borrowings to fund the growth in the residential loan portfolio. Repurchase agreements at favorable rates were used to fund increases in the investment portfolio. Interest expense on borrowed funds increased $1.0 million in the second quarter of 1997 when compared to the second quarter in 1996. The overall cost of interest bearing liabilities increased to 4.36% from 4.21% when comparing the two quarters.

Net interest income increased 5.5% or $440,000 to $8.5 million despite a decline in the interest rate spread and net interest margin when comparing the second quarter in 1997 to the same quarter in 1996. This is primarily due to increased levels of earning assets. While the yield on earning assets increased 5 basis points when comparing the second quarter in 1997 to the second quarter in 1996, this increase was more than offset by a 15 basis point increase in the cost of interest bearing liabilities. This resulted in a reduction of the net interest margin and interest rate spread to 3.30% and 2.88% respectively for the three months ended June 30, 1997, compared with 3.38% and 2.98% for the three months ended June 30, 1996.

                              RESULTS OF OPERATIONS
                                   (continued)

NET INTEREST INCOME

Interest and dividend income from loans and investments for the first six months of 1997 totalled $36.8 million, an increase of $2.9 million or 8.7% from the same prior year period. The increase in average earning assets of $85.9 million, or 9.2% can be attributed to a $49.9 million increase in short and long-term investment securities, and a $36.0 million increase in loans. The yield on earning assets declined from 7.24% for the six months ended June 30, 1996 to 7.21% for the six months ended June 30, 1997, principally due to a lower yield on commercial real estate loans. Nevertheless, interest income on loans for the six months ended June 30, 1997 increased $1.3 million over prior year. An increase in the yield on investment securities from 6.19% to 6.24%, in addition to higher balances, contributed $1.7 million of additional interest income over the prior year period. Interest income for the six months ending June 30, 1996 also was positively impacted by a $171,000 recovery of commercial real estate loan income on a loan that had been previously charged-off in a prior period.

Total interest expense increased $2.1 million or 11.9% over the comparable period in 1996 to $19.9 million for the six months ended June 30, 1997. The increase is principally due to increased levels of borrowed funds. An increase over the comparable period in 1996 of $71 million for the average balance in borrowings, in addition to a 31 basis point increase in the rate paid, increased interest expense on borrowed funds by $2.2 million. The weighted average rate paid on deposits declined to 4.01% from 4.05% in the prior year. The lower rate paid on deposits more than offset the increased average balance, thus decreasing interest expense on deposits by $54,000 when comparing the six month periods year to year. The Bank's overall cost of funds for the six months ended June 30, 1997 increased to 4.33% from 4.21%.

Net interest income increased 5.2% or $840,000 to $16.9 million despite a decline in the interest rate spread and net interest margin when comparing the six months ended June 30, 1997 to the six months ended June 30, 1996. This is primarily due to increased levels of earning assets. The decrease in the yield on earning assets of 3 basis points, in addition to a 12 basis point increase in the cost of funds resulted in a decline in the net interest margin and interest rate spread to 3.29% and 2.88%, respectively, for the first six months of 1997 compared to 3.42% and 3.03% for the prior year period.

                              MEDFORD SAVINGS BANK

                              INTEREST RATE SPREAD




                                                               Three Months Ended
                                                                     June 30,
                                                               -------------------
                                                                1997          1996
                                                                ----          ----
Weighted average yield earned on:

         Short-term investments                                 5.38%        5.15%
         Investment securities                                  6.25         6.18
         Loans                                                  8.04         7.98
                                                                ----         ----

                     All earning assets                         7.24%        7.19%
                                                                ----         ----


Weighted average rate paid on:

         Deposits                                               4.04%        4.04%
         Borrowed funds                                         5.88         5.49
                                                                ----         ----

                     All interest-bearing liabilities           4.36%        4.21%
                                                                ----         ----

Weighted average rate spread                                    2.88%        2.98%
                                                                ----         ----

Net interest margin                                             3.30%        3.38%
                                                                ====         ====

                              MEDFORD SAVINGS BANK

                              INTEREST RATE SPREAD




                                                                Six Months Ended
                                                                     June 30,
                                                                ------------------
                                                                1997          1996
                                                                ----          ----
Weighted average yield earned on:

         Short-term investments                                 5.21%        5.26%
         Investment securities                                  6.24         6.19
         Loans                                                  7.99         8.05
                                                                ----         ----

                     All earning assets                         7.21%        7.24%
                                                                ----         ----


Weighted average rate paid on:

         Deposits                                               4.01%        4.05%
         Borrowed funds                                         5.84         5.53
                                                                ----         ----

                     All interest-bearing liabilities           4.33%        4.21%
                                                                ----         ----

Weighted average rate spread                                    2.88%        3.03%
                                                                ----         ----

Net interest margin                                             3.29%        3.42%
                                                                ====         ====

PROVISION FOR LOAN LOSSES


The provision for loan losses represents a charge against current earnings and an addition to the allowance for loan losses. The provision is determined by management on the basis of many factors including the quality of specific loans, risk characteristics of the loan portfolio generally, the level of non-performing loans, current economic conditions, trends in delinquency and charge-offs, and collateral values of the underlying security. Management considers the allowance for loan losses to be adequate at June 30, 1997, although there can be no assurance that the allowance is adequate or that additional provisions to the allowance for loan losses will not be necessary.

The Bank recorded $50,000 and $125,000 in provisions for loan losses during the three and six months ended June 30, 1997, down from $90,000 and $150,000 for the comparable prior year periods. Net loan charge-offs for the three and six months ended June 30, 1997 totalled $24,000 and $388,000, as compared to $72,000 and $246,000 for the same periods in 1996.

OTHER INCOME

Other income, such as customer service fees and gains and losses on the sale of assets, increased $529,000 to $1.3 million in the second quarter of 1997 as compared to the second quarter of 1996. The increase was principally due to $396,000 in additional net gains on the sale of securities, and $306,000 in net gains on the sale of loans over the comparable period in 1996, partially offset by a $53,000 net loss on the sale of a former branch property, and a $72,000 reduction in customer service fees.

Other income increased $636,000 to $2.3 million for the first six months of 1997 when compared to the first six months of 1996. The increase is principally attributable to $478,000 of additional net gains on the sale of securities and $306,000 in net gains on the sale of loans over the comparable period in 1996, offset by $44,000 increases in losses on the sale of fixed assets and a $120,000 reduction in customer service fees.

OPERATING EXPENSES

Operating expenses were $4.6 million and $9.2 million for the three and six months ended June 30, 1997 compared to $4.5 million and $8.9 million for the same periods in 1996. The most significant increases were in salary and benefit costs, which increased 4.1%, and 5.3%, respectively, when comparing the three and six month periods ended June 30, 1997 and 1996. Other increases within these periods include equipment depreciation resulting from the Bank's investment of $1.7 million in new technology in the third quarter of 1996 and an additional $175,000 in the second quarter of 1997 for a telephone banking center. The increased occupancy and equipment costs are for the most part offset by lower data processing costs as the Bank improves operating efficiencies. The Bank's annualized expense ratio which is the ratio of non-interest expense as a percentage of average assets was 1.73% for the six months ended June 30, 1997. The Bank continues to focus on cost containment with the intent to be a low cost provider of high quality banking products and services.

                         LIQUIDITY AND CAPITAL RESOURCES

      The Bank's principal sources of funds are customer deposits, amortization and payoff of existing loan principal, and sales or maturities of various investment securities. The Bank is a voluntary member of the FHLBB, and as such may take advantage of the FHLBB's borrowing programs to enhance liquidity and leverage its favorable capital position. The Bank also may draw on lines of credit at the FHLBB and a large commercial bank or pledge U.S. Government securities to borrow from certain investment firms and the Mutual Savings Central Fund of Massachusetts. These various sources of liquidity are used to fund withdrawals, new loans, and investments.

      Management continually seeks to optimize deposit growth while controlling the Bank's cost of funds. Sales oriented programs to attract new depositors and the cross-selling of various products to its existing customer base are currently in place. Management reviews, on an ongoing basis, possible new products, with particular attention to products and services which will aid in retaining the Bank's base of lower-costing deposits.

      Maturities and sales of investment securities provide significant liquidity to the Bank. The Bank's policy of purchasing debt instruments maturing in five years or less reduces market risk in the bond portfolio while providing significant cash flow. For the first six months of 1997, cash flow from maturities and sales of securities was $82.3 million compared to cash flow from maturities and sales of securities of $72.9 million for the first six months of 1996. Principal payments received on mortgage-backed investments during the six months ended June 30, 1997 and 1996 totalled $2.9 million and $2.6 million, respectively. During periods of high interest rates maturities in the bond portfolio have provided significant liquidity at a lower cost than borrowings.

      Amortization and pay-offs of the loan portfolio contribute significant liquidity to the Bank. Traditionally, the amortization and payoffs have been reinvested into loans. When payoff rates exceed origination rates, excess liquidity from loan payoffs is shifted into the investment portfolio.

      The Bank also uses borrowed funds as a source of liquidity. These borrowings generally contribute toward funding over-all loan growth. At June 30, 1997 the Bank's outstanding borrowings from the FHLBB were $97.4 million, as compared to $87.1 million at June 30, 1996. The Bank also utilizes repurchase agreements as a source of funding when management deems market conditions to be conducive to such activities. The balance in repurchase agreements at June 30, 1997 was $47.6 million, as compared to $6.7 million at June 30, 1996.

      Commitments to originate residential and commercial real estate mortgage loans at June 30, 1997 excluding unadvanced construction funds of $7.8 million, was $19.9 million. Management believes that adequate liquidity is available to fund loan commitments utilizing deposits, loan amortization, maturities of securities, or borrowings.

                         LIQUIDITY AND CAPITAL RESOURCES
                                   (CONTINUED)


      Purchases of securities during the six months ended June 30, 1997 totalled $112.1 million consisting of debt instruments maturing in less than five years and equities. This compares with purchases of $113.7 million for the six months ended June 30, 1996.

      Residential and commercial real estate mortgage loan origination for the six months ended June 30, 1997 totalled $46.9 million, compared with $44.7 million for the six months ended June 30, 1996. The Bank also purchased residential 1-4 family loans amounting to $1.2 million from a third party during the first six months of 1997.

      The Bank's capital position (total stockholders' equity) was $96.5 million or 8.99% of total assets at June 30, 1997 compared with $92.5 million or 8.90% of total assets at December 31, 1996. The Bank's capital position exceeds all regulatory requirements.



             (The remainder of this page intentionally left blank.)

                           ASSET-LIABILITY MANAGEMENT

      Through the Bank's Asset-Liability Management Committee ("ALCO"), which is comprised of certain senior and middle management personnel, the Bank monitors the level and general mix of interest rate-sensitive assets and liabilities. The primary objective of the Bank's ALCO program is to manage the assets and liabilities of the Bank to provide for optimum profitability and capital at prudent levels of liquidity and interest rate, credit, and market risk.

      It is ALCO's general policy to closely match the maturity or rate sensitivity of its assets and liabilities. In accordance with this policy, certain strategies have been implemented to improve the match between interest rate sensitive assets and liabilities. These strategies include, but are not limited to: daily monitoring of the Bank's changing cash requirements, with particular concentration on investment in short term securities; originating adjustable and fixed rate mortgage loans for the Bank's own portfolio; managing the cost and structure of deposits; and generally using matched borrowings to fund specific purchases of loan packages and large loan origination. Occasionally, management may choose to deviate from specific matching of maturities of assets and liabilities, if an attractive opportunity to enhance yields becomes available.

      The Bank actively manages its liability portfolio in order to effectively plan and manage growth and maturities of deposits. Management recognizes the need for strict attention to all deposits. Accordingly, plans for growth of all deposit types are reviewed regularly. Programs are in place which are designed to build multiple relationships with customers and to enhance the Bank's ability to retain deposits at controlled rates of interest, and management has adopted a policy of reviewing interest rates on an ongoing basis on all deposit accounts, in order to control deposit growth and interest costs.

      In addition to attracting deposits, the Bank has selectively borrowed funds using advances from the FHLBB and upon occasion, reverse repurchase agreements. These funds have generally been used to purchase loans typically having a matched repricing date.

                               IMPACT OF INFLATION

      The consolidated financial statements and related consolidated financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary effect of inflation on the operations of the Bank is reflected in increased operating costs. Unlike most industrial companies, virtually all assets of a financial institution are monetary in nature. As a result, interest rates have a more significant effect on a financial institution's performance than the effect of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

                                  OTHER EVENTS

The Board of Directors of the Bank has approved the establishment of a holding company for the Bank currently expected to be named Medford Bancorp, Inc. Proxy materials to obtain shareholder approval of the holding company formation were first mailed on August 4, 1997 to shareholders of record as of July 31, 1997. The reasons for the proposed establishment of the holding company were discussed in detail in the proxy materials. If the required shareholder and regulator approvals are obtained, the transaction is anticipated to be consummated in the fourth quarter of 1997.

As is also detailed in the proxy materials pursuant to the reorganization, shares of Bank common stock (together with associated stock purchase rights) would be converted automatically into shares of holding company common stock (together with associated preferred stock purchase rights).

                                   SIGNATURES




      Under to the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be on its behalf signed by the undersigned thereunto duly authorized.





                                            MEDFORD SAVINGS BANK






Date:   August 12, 1997



        /s/ Arthur H. Meehan
        ------------------------------------------------
        Arthur H. Meehan
           Chairman/President/CEO





Date:   August 12, 1997



        /s/ Phillip W. Wong
        -------------------------------------------------
        Phillip W. Wong
        Senior Vice President and Chief Financial Officer